CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             LEK INTERNATIONAL, INC.

         We  the  undersigned,   David  Ward,   President  and  Bob  Hemmerling,
Secretary, of LEK International, Inc., a Nevada corporation do hereby certify:

         That the Board of Directors of said corporation at a meeting duly convened, held on the 13th day of May, 1997, adopted a resolution to amend the original articles as follows:

         Article FOURTH is hereby amended to read as follows:

         "That the total number of common stock authorized that may be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) shares of stock with a par value of $0.0001 per share and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,000,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                            /s/ David Ward
                                            --------------------------
                                            David Ward, President


                                            /s/ Bob Hemmerling
                                            --------------------------
                                            Bob Hemmerling, Secretary

SWORN BEFORE ME in the city of
______________  in the Province of
British Columbia on this
_____ day of ___________, 19___.



_________________________________
A commissioner for taking
affidavits for British Columbia